OFFICE DEPOT


CONTACT: Eileen H. Dunn
         Vice President, Investor Relations/Public Relations
         561/438-4930
         edunn@officedepot.com
         ---------------------


           OFFICE DEPOT COMPLETES DISPOSITION OF AUSTRALIAN SUBSIDIARY


(Delray Beach, FL) January 7, 2003 - OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced that it has completed the sale of its Viking Office Products, Inc. Australian operations to Officeworks Superstores Pty, Ltd., a subsidiary of Coles Myer Ltd. Terms of the transaction were not disclosed but were in line with Company expectations for the divestiture.


ABOUT OFFICE DEPOT
No one sells more office products to more customers in more countries through more channels than Office Depot. As the largest seller of office products around the world, the Company operates under the Office Depot(R), Viking Office Products(R), Viking Direct(R) and 4Sure.com(R) brand names. As of September 28, 2002, Office Depot operated 861 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 18 countries outside of the United States and Canada, including 32 office supply stores in France and 12 in Japan that are owned and operated by the Company; and 115 additional office supply stores under joint venture and licensing agreements operating under the Office Depot name in six foreign countries.

The Company operates an award-winning U.S. Office Depot brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, as well as a new Web site that targets the school supply market at www.school.com. The Company also operates twenty additional Web sites, under the Office Depot and Viking Office Products names, in the U.S., Canada and ten international countries including:
Austria, Belgium, France, Japan, Germany, Ireland, Italy, the Netherlands and the United Kingdom.

Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission ("SEC"), including without limitation its most recent filing on Form 10-K, filed on March 19, 2002. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial Web sites.